As filed with the Securities and Exchange Commission on November 8, 2010
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

99¢ ONLY STORES
(Exact name of registrant as specified in its charter)

California	95-2411605
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4000 Union Pacific Avenue
City of Commerce, California 90023
(Address, including zip code,
of Principal Executive Offices)

99¢ Only Stores 2010 Equity Incentive Plan
(Full title of the plan)

Russell Wolpert
4000 Union Pacific Avenue
City of Commerce, California 90023
(Name and address of agent for service)

(323) 980-8145
(Telephone number, including area code, of agent for service)

Copy To:

Mary Ann Todd
 Munger, Tolles & Olson LLP
355 South Grand Avenue
Los Angeles, California 90071
(213) 683-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	4,999,999 shares(1)	$14.73 (2)	$73,649,985(2)	$5,255

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover such additional shares of the Common Stock as may be issued pursuant to the anti-dilution provisions of the Company's 2010 Equity Incentive Plan.

(2)
Calculated pursuant to Rules 457(h)(1) and 457(c) under the Securities Act on the basis of $14.73 per share, which was the average of the high and low prices for a share of Common Stock of 99¢ Only Stores as reported on the New York Stock Exchange on November 5, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8 and Rule 428 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(i)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 27, 2010;

(ii)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 26, 2010 and September 25, 2010;

(iii)	The Registrant’s Current Reports on Form 8-K filed on April 12, 2010, May 26, 2010, July 12, 2010, August 4, 2010, September 17, 2010, October 12, 2010 and November 3, 2010; and

(iv)	The description of Registrant's Common Stock contained in Registrant's Registration Statement on Form 8-A/A filed on November 8, 2010.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 317 of the California General Corporation Law (the “CGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

Section 204 of the CGCL provides that a corporation’s articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the CGCL (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the CGCL (concerning directors’ liability for distributions, loans, and guarantees).

Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.

In accordance with Section 317, the Registrant’s Amended and Restated Articles of Incorporation, as amended (the “Articles”) limit the liability of a director for monetary damages to the fullest extent permissible under California law. The Articles further authorize the Company to provide indemnification to its agents (including officers and directors), subject to the limitations set forth above. The Articles and the Registrant’s Amended and Restated Bylaws (the “Bylaws”) further provide for indemnification of corporate agents to the maximum extent permitted by the CGCL.

Pursuant to the authority provided in the Articles and Bylaws, the Registrant has entered into indemnification agreements with each of its executive officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Registrant, and providing for certain other protection. The Registrant also maintains insurance policies which insure its officers and directors against certain liabilities.

The foregoing summaries are necessarily subject to the complete text of the CGCL, the Registrant’s Articles and Bylaws, and the arrangements referred to above, and in each case are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See the Index to Exhibits attached hereto.

Item 9. Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Commerce, State of California on this 8th day of November, 2010.

99¢ ONLY STORES

By:	/s/ Eric Schiffer
Eric Schiffer
Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints each of Eric Schiffer, Chief Executive Officer of the Registrant, and Jeff Gold, President and Chief Operating Officer of the Registrant, and, in each case, any of their respective successors at the Registrant (in functional position or otherwise) or designees, and each of them, jointly and severally, as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for the undersigned and in the name of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David Gold
David Gold	Chairman of the Board and Director	November 8, 2010

/s/ Eric Schiffer
Eric Schiffer	Chief Executive Officer and Director (principal executive officer)	November 8, 2010

/s/ Jeff Gold
Jeff Gold	President, Chief Operating Officer and Director	November 8, 2010

/s/ Robert Kautz
Robert Kautz	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	November 8, 2010

Eric Flamholtz	Director

/s/ Lawrence Glascott
Lawrence Glascott	Director	November 8, 2010

/s/ Marvin L. Holen
Marvin L. Holen	Director	November 8, 2010

/s/ Peter Woo
Peter Woo	Director	November 8, 2010

Exhibit Index

Exhibit Number	Description of Exhibits

3.1
Amended and Restated Articles of Incorporation of the Registrant, as amended (filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and incorporated by reference herein).

3.2	Amended and Restated Bylaws of the Registrant (filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 29, 2008 and incorporated by reference herein).

5	Opinion of Munger, Tolles & Olson LLP regarding the legality of the securities.

10.1	99¢ Only Stores 2010 Equity Incentive Plan (filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 25, 2010 and incorporated by reference herein).

23.1	Consent of Munger, Tolles & Olson LLP (included in Exhibit 5).

23.2	Consent of BDO USA, LLP.

24	Power of Attorney (included on the signature page of this Registration Statement).